UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 7, 2021, Comtech Telecommunications Corp. issued a press release, a copy of which can be found below:

Comtech Comments on ISS Report

Highlights value-destructive conflict of interest presented by Sidney Fuchs, as well as significant risk to shareholder value by supporting a hedge fund with incentives that are not aligned with other shareholders

Notes ISS’s lack of support for Outerbridge’s unqualified candidate Wendi Carpenter

Urges shareholders to vote “FOR” both of Comtech’s superior director nominees on the BLUE proxy card

MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 7, 2021-- December 7, 2021-- Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, today issued a statement in response to a report by Institutional Shareholder Services (“ISS”) regarding the election of directors to Comtech’s Board of Directors at the Company’s upcoming 2021 Annual Meeting of Stockholders:

ISS correctly recognizes the transformative actions Comtech’s Board and management have taken to strengthen corporate governance and strategically reposition the company to capitalize on secular growth opportunities. These actions include executing a multi-year Board refreshment process, completing a leadership succession plan, and developing an industry-leading portfolio of products and services in rapidly growing core markets. ISS also noted the strength of our incoming CEO’s knowledge of the industry and that the Board’s leadership change has put the company on a better trajectory poised to take advantage of sector tailwinds.

Where ISS misses the mark, however, is in its failure to attribute Comtech’s recent success to these critical actions, which Comtech’s current Board and management team have been implementing for the past five years. Over this period, Comtech has created clear value for shareholders, delivering five-year total shareholder returns of 126.7% – exceeding the S&P 600 (99.7%), the NASDAQ Telecommunications Index (87.5%), and the appropriate peer set (36.7%).1 By contrast, Outerbridge’s only proven track record is trading its common stock and many short-term stock options in Comtech and Barnes & Noble Education at prices favorable to itself while creating volatility for long-term shareholders.

We believe ISS gravely underestimates the damage that would be done if Sidney Fuchs were to join the Comtech Board. ISS mistakenly dismisses Fuchs’ material conflict of interest as Chairman of Eutelsat America Corp. when several of Comtech’s largest customers have already voiced concerns about his potential appointment. While ISS suggests that Mr. Fuchs could recuse himself, we do not see how that could work when customer considerations are foundational to every strategic decision the Board makes, including investments in organic growth opportunities and M&A. In our view, to the extent Mr. Fuchs would have to recuse himself or would be conflicted from participating in committee or board meetings, it would likely be equivalent to his not serving on the Board at all.

A more comprehensive analysis of the candidates’ qualifications demonstrates that Mr. Fuchs lacks the skills and expertise to add incremental value for shareholders – and would indeed be value-destructive. We note that ISS chose not to support Outerbridge candidate Wendi Carpenter in part due to her lack of experience that is relevant to Comtech’s business.

Further, ISS fails to appreciate the importance of the $100 million strategic growth investment that Comtech secured from current shareholder White Hat Capital Partners, LP and Magnetar Capital LLC to accelerating our value creation strategy. ISS is incorrect about our borrowing capacity under our existing credit facility. Based on Comtech’s existing $200 million of debt, its $30 million of planned capital expenditures, its ongoing annual dividend program, its publicly announced fiscal 2022 guidance, and existing covenants, Comtech would not be able to make a request for a single dollar of incremental borrowing under the $250 million accordion feature. In light of this, we approached our key lending partners and they advised us to raise capital before seeking to obtain necessary additional borrowings.

This investment more than doubles our accessible capital to invest in a generational technology renewal cycle across core markets. It also offers us important financial flexibility and liquidity as we continue to navigate the impacts of COVID-19 and supply chain issues.

We urge shareholders to consider that electing any of Outerbridge’s nominees will introduce significant risk to the Company’s strategic direction. Outerbridge has nominated these candidates with no clear plan to enhance shareholder value but has made no secret of its self-serving objectives and has been willing to use blatant misinformation, seemingly for the purpose of bolstering its reputation as an activist and aiding its fundraising efforts. The underlying impact of voting for any of Outerbridge’s red-flag candidates is clear: a hedge fund with no experience in Comtech’s industry or understanding of our business will advocate for a near-term sale or announcement of a strategic alternatives process, tactics that would benefit Outerbridge’s trading strategy by allowing it to turn a quick profit on its near-term options holdings.

By comparison, both of Comtech’s nominees on the BLUE proxy card, Larry Waldman and Judy Chambers, have the experience, skills, and qualifications necessary to continue overseeing execution of the Company’s long-term strategic plan and creating shareholder value.

•	Larry Waldman has been a critical independent voice in driving the Company’s successful transformation over the last six years. He has helped oversee the Company’s acquisition strategy (including building the NextGen 911 portfolio that Outerbridge asserts is the “crown jewel” of the company), Board refreshment, and leadership succession plan, among other value-enhancing initiatives undertaken over a number of years. Under his stewardship, the Company has generated total shareholder returns of over 120% over the last five years2, and the Company is on significantly stronger footing with significant recurring revenues and a robust new business pipeline.

•	Judy Chambers has already overseen significant corporate governance enhancements since joining the Board in August 2021 – including a plan for declassification, the completion of our leadership succession, and the appointment of two incoming directors with extensive industry experience. Her financial and M&A expertise, track record navigating infrastructure projects with public authorities, and demonstrated commitment to ESG will play an indispensable role in our value creation strategy moving forward.

Now is not the time to disrupt Comtech’s strong forward momentum and thoughtful value creation plan by supporting Outerbridge’s unqualified nominees and depriving our Board of critical skills and experience to achieve long-term growth.

Comtech reminds shareholders that their votes are extremely important, no matter how many or how few shares they own. Comtech strongly recommends that shareholders elect Comtech’s highly qualified director nominees, Judy Chambers and Larry Waldman, by voting the BLUE proxy card today.

YOUR VOTE IS VERY IMPORTANT!

To ensure your shares are represented, please follow the easy instructions on the BLUE proxy card to vote by telephone, by internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email. Please simply disregard any White proxy card you may receive from Outerbridge.

If you have any questions or require any assistance with voting your shares, please call Comtech’s proxy solicitor, Innisfree M&A Incorporated:

Toll-Free: (877) 750-8198 (from the U.S. and Canada)

Or +1 (412) 232-3651 (from other locations)

Comtech’s definitive proxy materials and other materials regarding the Board’s recommendation for the Fiscal 2021 Annual Meeting of Stockholders can be found at www.ComtechCreates.com.

1 Source: Bloomberg market data as of October 29, 2021. Peers selected are global communications solutions and services providers with both commercial and government customers; limited to entities with market capitalization under $10 billion. Selected peers consist of Elbit, Gilat, KVH Industries, ST Engineering, and Viasat. Total stockholder returns assume dividends are reinvested at the risk free rate.

2 Source: Bloomberg market data as of October 29, 2021.

View source version on businesswire.com: https://www.businesswire.com/news/home/20211207005463/en/

Media Contact

Kekst CNC

Nicholas.Capuano@kekstcnc.com

(212) 521-4800

Investor Contact

Comtech Investor Relations

Investors@comtech.com

(631) 962-7005

Source: Comtech Telecommunications Corp.

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

Forward-Looking Statements

Certain information above contains statements that are forward-looking in nature and involve certain significant risks and uncertainties, including about our business trajectory, future revenue and sales, acquisition strategy, management and governance changes, and growth. Actual results could differ materially from such forward-looking information. Risks and uncertainties that could impact these forward-looking statements include: the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated with the Company successfully; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that the Company will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of receipt of, and the Company's performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with the Company's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with the Company’s obligations under its Credit Facility; risks associated with the Company's large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and the Company's other filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Additional Information and Where to Find It

Comtech has filed with the Securities and Exchange Commission (“SEC”) and mailed to the Company’s stockholders a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents in connection with the Company’s Fiscal 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE COMPANY’S 2021 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S 2021 ANNUAL MEETING AND THE PARTIES RELATED THERETO. The Company’s stockholders may obtain a free copy of documents filed with the SEC at the SEC’s website at https://www.sec.gov or the Company’s website at www.ComtechCreates.com.

Participants in the Solicitation

The Company, its directors, and certain of its executive officers are, and certain other members of management and employees of the Company may be deemed, “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, in the Company of the persons who are or may be, under the rules of the SEC, considered participants in the solicitation of the stockholders of the Company in connection with the Company’s 2021 Annual Meeting are set forth in the Company’s definitive proxy statement filed in connection with the Company’s 2021 Annual Meeting and other relevant documents filed with the SEC. You can also find information about the Company’s executive officers and directors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, the Company’s and such persons’ other filings with the SEC.